Exhibit 4.3


                          FIRST SUPPLEMENTAL INDENTURE


             FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") dated as of February 6, 1998, by and among ThermoTrex Corporation, a Delaware corporation (the "Issuer"), Thermo Electron Corporation, a Delaware corporation (the "Guarantor") and Bankers Trust Company, a New York banking corporation (the "Trustee").

             WHEREAS, the Issuer, the Guarantor and the Trustee have entered into that certain Indenture dated as of October 28, 1997 (the "Indenture"), with respect to the issuance and sale of the Issuer's subordinated debt securities (the "Securities"); and

             WHEREAS, Article Twelve of the Indenture ("Conversion of Securities") contains provisions permitting the Issuer, in its sole discretion, to (i) pay cash in respect of all or a portion of the shares of the common stock, $.01 par value per share, of the Issuer (the "Common Stock") otherwise issuable upon the conversion of the Securities (the "Cash Settlement Option") and/or (ii) deliver fully paid and non-assessable shares of the common stock, $1.00 par value per share, of the Guarantor in lieu of issuing shares of Common Stock upon the conversion of the Securities (the "Stock Settlement Option"); and

             WHEREAS, the Board of Directors of the Issuer has determined that the Cash Settlement Option and the Stock Settlement Option do not serve any desired purpose of the Issuer; and

             WHEREAS, the Issuer and the Guarantor have the ability, pursuant to Section 901 of the Indenture, to amend the Indenture to remove both the Cash Settlement Option and the Stock Settlement Option, upon the authorization of such amendment by the Boards of Directors of the Issuer and the Guarantor, which authorization has been received; and

             WHEREAS, as required by Section 903 of the Indenture, the Issuer and the Guarantor have provided the Trustee with (i) an Opinion of Counsel of the Issuer and the Guarantor stating that the execution of this First Supplemental Indenture is authorized by the Indenture and (ii) Officers' Certificates of the Issuer and the Guarantor stating that all conditions precedent to the execution of this First Supplemental Indenture have been fulfilled;

             NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

             1. The Issuer shall no longer have the ability to exercise either the Cash Settlement Option or the Stock Settlement Option with respect to any Securities issued pursuant to the Indenture.
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             2.   This First Supplemental Indenture shall form a part  of
        the Indenture for all purposes, and every Holder of a Security authenticated and delivered pursuant to the Indenture (whether before or after the date hereof) shall be bound hereby.

             3. Except as amended by this First Supplemental Indenture, the Indenture shall continue in full force and effect and the Indenture is in all respects hereby ratified and confirmed.

             4. In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and of the Indenture shall not be in any way affected or impaired.

             5. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

             6. All capitalized terms defined in the Indenture and used herein without definition shall have the same meanings herein as are ascribed to them in the Indenture.

             IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

                                           THERMOTREX CORPORATION


                                           ------------------------------
                                           By:  Melissa F. Riordan
                                           Its:  Treasurer


                                           THERMO ELECTRON CORPORATION


                                           ------------------------------
                                           By:  John N. Hatsopoulos
                                           Its:  President and Chief
                                                 Financial Officer


                                           BANKERS TRUST COMPANY

                                           ------------------------------
                                           By: Sandra J. Shaffer
                                           Its: Assistant Vice President